Exhibit 1.01

CONFLICT MINERALS REPORT

THE CHEMOURS COMPANY

For the Reporting Period from January 1, 2023 to December 31, 2023

This Conflict Minerals Report (the “Report”) of The Chemours Company (“Chemours,” or the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities and Exchange Act of 1934, as amended, for the reporting period from January 1, 2023 to December 31, 2023.

The Rule requires disclosure of certain information when a company manufactures, or contracts to manufacture, products containing Conflict Minerals specified in the Rule, which are necessary to the functionality or production of those products. The specified minerals, collectively referred to in this Report as “Conflict Minerals,” are gold, columbite-tantalite (“coltan”), cassiterite and wolframite, including their derivatives, which are tantalum, tin and tungsten. The “Covered Countries,” for purposes of the Rule and this Report, are the Democratic Republic of the Congo (“DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola.

This Report relates to products that were manufactured by Chemours, or contracted to be manufactured for Chemours, for which Conflict Minerals are necessary to the functionality or production. This report details the processes undertaken by Chemours to identify such products and determine the country of origin of the necessary Conflict Minerals, as well as outlining additional due diligence processes undertaken by the Company. Chemours’ Statement on Conflict Minerals is available on its website at https://www.chemours.com/en/-/media/files/corporate/chemours-conflict-minerals-statement.pdf.

Chemours is a leading global provider of performance chemicals in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours delivers customized solutions with a wide range of industrial and specialty chemical products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. The Company undertook an extensive process through its Product Sustainability organization to identify products containing Conflict Minerals necessary for functionality or production.

The Company’s Reasonable Country of Origin Inquiry

Chemours conducted, in good faith, a reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals included in its products. This RCOI consisted of:

(1)
Identifying in-scope raw materials in which a Conflict Mineral was known to be used;
(2)
Identifying suppliers of such raw materials;
(3)
Contacting of each supplier or vendor to determine if the minerals were sourced from a Covered Country or were derived from scrap or recycled material; and,
(4)
Obtaining written representations from suppliers regarding the source of the Conflict Minerals.

Exhibit 1.01

As a result of the RCOI processes, one Conflict Mineral, tin, was identified as being incorporated into Chemours products and written representations from all suppliers of raw materials containing this mineral were obtained. Chemours does not directly purchase these minerals from smelters or mines and works closely with suppliers to ensure responsible sourcing of Conflict Minerals necessary to the production or functionality of its products. However, the Company’s supply chains with respect to these raw materials are complex, and there are many third parties in the supply chains between the ultimate manufacture of the products and the original sources of the Conflict Minerals. The identified products are in the Advanced Performance Materials segment and are used in various commodity and/or industrial end-use applications.

Chemours’ Due Diligence Process

The Company conducted supply chain due diligence in accordance with the framework of the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas; Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), on the source and chain of custody of the Conflict Minerals contained in the Covered Products. The OECD Guidance provides a five-step framework for risk-based due diligence in the mineral supply chain. The five steps are: (1) establish strong company management systems; (2) identify and assess risks in the supply chain; (3) design and implement a strategy to respond to identified risks; (4) carry out an independent third-party audit of the smelters’/refiners’ due diligence; and, (5) report on supply chain due diligence.

Step One: Establish Strong Company Management Systems.

As a global purchaser and supplier of goods, Chemours is committed to preventing the use of Conflict Minerals that fund armed conflict in the DRC and adjoining countries. Chemours does not directly purchase these minerals from smelters or mines and works closely with suppliers to ensure responsible sourcing of Conflict Minerals necessary to the production or functionality of its products. Chemours’ Statement on Conflict Minerals is available on its website at https://www.chemours.com/en/-/media/files/corporate/chemours-conflict-minerals-statement.pdf.

Chemours established an internal “Conflict Minerals Team” made up of Product Sustainability, Procurement, and Legal functions. The Company established a data management and record retention program as part of Chemours’ RCOI.

Exhibit 1.01

Step Two: Identify and Assess Risks in the Supply Chain.

The Company took additional steps regarding the sources of Conflict Minerals supplied and used in the identified products. The Company does not have a direct relationship with the smelters and mines at issue since it does not directly purchase these minerals from smelters or mines. The Company, however, actively engages in trade associations and other external groups, which include major manufacturers in Chemicals and Fluoroproducts, as well as other manufacturing sectors. The Company leverages industry-wide initiatives to understand and evaluate upstream actors in the supply chain, including the Responsible Minerals Initiative (“RMI”) and the related Conflict Minerals Reporting Template (“CMRT”). The Company’s due diligence included reliance on work conducted by the RMI, specifically the Responsible Minerals Assurance Process (“RMAP”), which offers an independent, third-party audit that determines those smelters and refiners can be validated as “conflict-free,” in line with current global standards. Chemours directly contacted our raw material suppliers and received supplier declarations or completed CMRTs that denoted the Conflict Minerals used in Chemours products were either certified to be conflict free or sourced from smelters and refineries that had been audited and validated by the RMAP. The list of smelters is included below.

Metal	Smelter name and Country
Tin	Aurubis Beerse, BELGIUM
EM Vinto, BOLIVIA (PLURINATIONAL STATE OF)
Operaciones Metalurgicas S.A., BOLIVIA (PLURINATIONAL STATE OF)
Fabrica Auricchio Industria e Comercio Ltda., BRAZIL
Mineracao Taboca S.A., BRAZIL
White Solder Metalurgia e Mineracao Ltda., BRAZIL
China Tin Group Co., Ltd., CHINA
Tin Smelting Branch of Yunnan Tin Co., Ltd., CHINA
PT Aries Kencana Sejahtera, INDONESIA
PT Artha Cipta Langgeng, INDONESIA
PT Babel Inti Perkasa, INDONESIA
PT Bukit Timah, INDONESIA
PT Menara Cipta Mulia, INDONESIA
PT Mitra Stania Prima, INDONESIA
PT Refined Bangka Tin, INDONESIA
PT Sariwiguna Binasentosa, INDONESIA
PT Timah Tbk Kundur, INDONESIA
PT Timah Tbk Mentok, INDONESIA
Dowa, JAPAN
Mitsubishi Materials Corporation, JAPAN
Malaysia Smelting Corporation (MSC), MALAYSIA
Minsur, PERU
Fenix Metals, POLAND
Rui Da Hung, TAIWAN, PROVINCE OF CHINA
Thaisarco, THAILAND
Tin Technology & Refining, UNITED STATES OF AMERICA
Thai Nguyen Mining and Metallurgy Co., Ltd., VIETNAM

Exhibit 1.01

Based upon the information currently available to Chemours, the Covered Countries from which some of the above-listed smelters purchased tin are the Democratic Republic of Congo and Republic of Rwanda.

Step Three: Design and Implement a Strategy to Respond to Identified Risks.

For risks identified as a part of the due diligence process, the Company has established an ongoing risk management and assessment program that includes: (1) Contractually obligating suppliers to provide information regarding source and supply chain for Conflict Minerals as a part of new agreements and contract renewals; (2) Educating direct suppliers to increase knowledge of reporting responsibilities and to improve the information contained in supplier survey responses; and, (3) Participating in relevant industry groups and trade associations to timely identify industry best practices regarding responsible sourcing of Conflict Minerals.

Step Four: Carry Out an Independent Third-party Audit of the Smelters’/Refiners’ Due Diligence.

Due to the complexity of its supply chains, the Company does not have direct relationships with Conflict Minerals smelters and refiners and does not perform or direct audits of these entities within its supply chain. The Company does support and leverage audit work conducted by the RMI to comply with the OECD Guidance to conduct independent third-party audits. The RMI has implemented a RMAP and has been conducting mineral audits for several years. The Company also collaborates with other industry associations as well as with its suppliers and customers to validate information obtained from several different sources.

Step Five: Report on Supply Chain Due Diligence.

The Company has filed with the U.S. Securities and Exchange Commission its Form SD and Conflict Minerals Report to report on its supply chain due diligence. The Form SD and Conflict Minerals Report have been made publicly available in the Investor Relations section of its website under the header “Financials: SEC Filings” at www.chemours.com.